Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports record third quarter 2020 orders 71% higher than prior year; 56% increase in net earnings with 21% revenue growth and 21.5% gross margin

SCOTTSDALE, Ariz., October 21, 2020 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported third quarter results for the period ended September 30, 2020.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Chg	2020	2019	% Chg
Homes closed (units)	3,004	2,419	24%	8,090	6,437	26%
Home closing revenue	$1,133,221	$939,185	21%	$3,055,229	$2,500,888	22%
Average sales price - closings	$377	$388	(3)%	$378	$389	(3)%
Home orders (units)	3,851	2,258	71%	10,550	7,523	40%
Home order value	$1,488,480	$858,395	73%	$3,958,870	$2,879,369	37%
Average sales price - orders	$387	$380	2%	$375	$383	(2)%
Ending backlog (units)				5,242	3,519	49%
Ending backlog value				$2,004,981	$1,397,033	44%
Average sales price - backlog				$382	$397	(4)%
Earnings before income taxes	$135,506	$92,366	47%	$338,201	$192,410	76%
Net earnings	$109,118	$69,809	56%	$270,948	$146,049	86%
Diluted EPS	$2.84	$1.79	59%	$7.04	$3.76	87%

MANAGEMENT COMMENTS
"Our third quarter of 2020 results continued to outperform and reflect the current strength in the homebuilding market. Meritage had many remarkable achievements this past quarter: We delivered our highest quarterly sales orders, our strongest absorptions since 2005, record quarterly home closing revenue, and our best quarterly gross margin since 2014 - while also achieving our lowest net debt to capital in our company's history,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “These strong results are the combination of existing favorable market factors including historically-low mortgage interest rates and increased demand for healthier, safer homes, and Meritage's strategy of focusing on affordable entry-level and first move-up homes that allowed us to capitalize on that demand.
“Our sales orders of 3,851 homes this quarter were 71% more than the third quarter of 2019 and surpassed our previous quarterly record set in the second quarter of 2020. Over just the first nine months of this year, we sold a total of 10,550 homes - well over the full year 2019 sales volume. We also closed 24% more homes than we did in the same quarter of the prior year. Home closing revenue increased 21% year-over-year to $1.1 billion for the third quarter of 2020, which combined with a 21.5% home closing gross margin to drive a 56% increase in our net earnings compared to the third quarter of 2019."
He continued, "To meet the surge in demand we are experiencing, we are investing significantly for additional growth. We spent nearly $300 million on land acquisition and development and put a record near 9,000 new lots under control this quarter, bringing the total lot supply to nearly 48,000 lots, as we increase our market share in our existing geographies and push toward our 300 community count goal by early to mid 2022."
Mr. Hilton concluded, "Based on our performance through the first three quarters of 2020 and confidence in our ability to deliver our backlog, we are projecting 11,200-11,500 total home closings for approximately $4.2-4.4 billion total home closing revenue and home closing gross margin of 21.0-21.5% for the full year 2020. We expect that to translate into approximately $10.25-10.50 diluted earnings per share, a year-over-year increase of more than 60%."

THIRD QUARTER RESULTS
•The record total sales orders for the third quarter of 2020 reflected an increase of 71% year-over-year, driven by a 94% increase in absorption pace over the prior year’s third quarter with high demand for Meritage's entry-level LiVE.NOW® product. Entry-level represented almost 70% of third quarter 2020 orders, compared to 54% in the same quarter in 2019. Absorptions doubled in Texas to six per month, compared to three per month in the third quarter last year, even with a 14% decline in average active communities. Absorptions were up 88% in the West region and 87% in the East region year-over-year, with significant increases across all states led by California's 137% increase.

•A 21% year-over-year increase in home closing revenue to a record $1.1 billion for the quarter ended September 30, 2020 reflected a 24% increase in home closing volume partially offset by a 3% reduction in average sales price ("ASP"), which was primarily due to the shift in product mix toward entry-level as compared to 2019.

•Home closing gross margin improved 170 bps to 21.5% from 19.8% a year ago. The additional closing volume and efficiencies gained from streamlined operations more than offset record high lumber prices and contributed to a 31% increase in total home closing gross profit over the prior year's third quarter.

•Selling, general and administrative expenses ("SG&A") were 10.1% of third quarter 2020 home closing revenue, a 70 bps improvement over 10.8% in the third quarter of 2019 due to greater leverage of fixed expenses on higher home closing revenue, as well as cost savings from technology enhancements, particularly as related to the Company's sales and marketing efforts.

•The third quarter effective income tax rate decreased to 19.5% in 2020 compared to 24.4% in 2019 primarily due to eligible energy tax credits on qualifying energy-efficient homes closed in 2020 that were not available in 2019, under the Taxpayer Certainty and Disaster Tax Relief Act enacted in December 2019.

•Third quarter 2020 pre-tax margin increased 210 bps to 11.9%, compared to 9.8% in the third quarter of 2019. Net earnings were $109.1 million ($2.84 per diluted share) for the third quarter of 2020, a 56% increase over $69.8 million ($1.79 per diluted share) reported for the third quarter of 2019. Strong earnings growth reflected the increases in home closing revenue, gross margins and improved overhead leverage, which combined with the reduction in diluted shares after the repurchase of one million shares in the first quarter of 2020, led to a 59% year-over-year improvement in earnings per diluted share.

YEAR TO DATE RESULTS
•Total orders for the first nine months of 2020 increased 40% year-over-year, driven by a 58% increase in absorptions on an 11% lower average community count, compared to the first nine months of 2019.

•Home closings of 8,090 for the first nine months of 2020 increased 26% year-over-year with a 3% reduction in ASP on closings due to the product mix shift toward Meritage's entry-level product, resulting in a 22% year-over-year increase in home closing revenue to $3.1 billion.

•Home closing gross margin increased 250 bps to 21.0% for the first nine months of 2020, compared to 18.5% in the same period of 2019, reflecting a 39% increase in total home closing gross profit for the first nine months of 2020.

•SG&A expenses as a percentage of home closing revenue improved to 10.3% in the first nine months of 2020, compared to 11.2% in the first nine months of 2019, reflecting greater leverage of overhead expenses on higher home closing revenue, as well as technology and cost savings initiatives implemented at the start of the COVID-19 pandemic.

•Interest expense decreased $6.2 million year-over-year, primarily due to lower debt balances reflecting the early redemption in December 2019 of $300 million senior notes that were due in early 2020.

•The effective tax rate for the first nine months of 2020 was 19.9%, compared to 24.1% for the same period in 2019, primarily due to approximately $10 million in year-to-date 2020 estimated energy tax credits.

•The pre-tax margin for the first nine months of 2020 increased 340 bps to 11.0%, compared to 7.6% for the first nine months of 2019. Year-to-date 2020 net earnings were $270.9 million ($7.04 per diluted share), an 86% increase over $146.0 million ($3.76 per diluted share) for year-to-date 2019, reflecting increases in home closing revenue and gross margin, combined with lower SG&A expenses and a lower effective tax rate in 2020, which combined with the reduction in diluted shares after the repurchase of one million shares in the first quarter of 2020, led to an 87% year-over-year improvement in earnings per diluted share.

BALANCE SHEET
•Cash and cash equivalents at September 30, 2020 totaled $610.0 million, compared to $319.5 million at December 31, 2019, reflecting positive cash flow from operations of $373.1 million. Real estate assets at September 30, 2020 held relatively steady to December 31, 2019 as an increase in sold inventory resulted in a decrease in spec inventory.

•Nearly 16,000 new lots were put under control in the first nine months of 2020, with over 55% coming from the third quarter of 2020 alone. The Company has been actively securing new lots following a short-lived dip in March and April due to COVID-19-related shutdowns. A total of nearly 48,000 lots were owned or controlled as of September 30, 2020, compared to approximately 37,000 total lots at September 30, 2019.

•Debt-to-capital and net debt-to-capital ratios were 31.7% and 15.7%, respectively, at September 30, 2020, down from 34.0% and 26.2%, respectively, at December 31, 2019.

CONFERENCE CALL
Management will host a conference call to discuss the results at 8:00 a.m. Arizona Time (11:00 a.m. Eastern Time) on Thursday, October 22. The call will be webcast live with an accompanying slideshow, both of which will be available on the "Investor Relations" page of the Company's web site at https://investors.meritagehomes.com. For those unable to participate via the webcast, telephone participants can dial in to 1-800-437-2398 US toll free on the day of the call. The international dial-in number is 1-929-477-0577.
A replay of the call will be available beginning at approximately 10:00 a.m. Arizona Time (1:00 p.m. Eastern Time) on October 22 and extending through November 5, 2020, on the website noted above or by dialing 1-800-437-2398 US toll free, 1-929-477-0577 for international and referencing conference number 1805364.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2020	2019	Change $	Change %
Homebuilding:
Home closing revenue	$1,133,221	$939,185	$194,036	21%
Land closing revenue	4,870	1,695	3,175	187%
Total closing revenue	1,138,091	940,880	197,211	21%
Cost of home closings	(889,654)	(753,068)	136,586	18%
Cost of land closings	(4,360)	(1,721)	2,639	153%
Total cost of closings	(894,014)	(754,789)	139,225	18%
Home closing gross profit	243,567	186,117	57,450	31%
Land closing gross profit/(loss)	510	(26)	536	N/M
Total closing gross profit	244,077	186,091	57,986	31%
Financial Services:
Revenue	4,939	4,317	622	14%
Expense	(2,026)	(1,725)	301	17%
Earnings from financial services unconsolidated entities and other, net	1,402	2,990	(1,588)	(53)%
Financial services profit	4,315	5,582	(1,267)	(23)%
Commissions and other sales costs	(73,282)	(63,450)	9,832	15%
General and administrative expenses	(40,737)	(37,191)	3,546	10%
Interest expense	(55)	(1,068)	(1,013)	(95)%
Other income, net	1,188	2,402	(1,214)	(51)%
Earnings before income taxes	135,506	92,366	43,140	47%
Provision for income taxes	(26,388)	(22,557)	3,831	17%
Net earnings	$109,118	$69,809	$39,309	56%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$2.90	$1.82	$1.08	59%
Weighted average shares outstanding	37,607	38,296	(689)	(2)%
Diluted
Earnings per common share	$2.84	$1.79	$1.05	59%
Weighted average shares outstanding	38,405	39,079	(674)	(2)%

	Nine Months Ended September 30,
	2020	2019	Change $	Change %
Homebuilding:
Home closing revenue	$3,055,229	$2,500,888	$554,341	22%
Land closing revenue	16,954	12,747	4,207	33%
Total closing revenue	3,072,183	2,513,635	558,548	22%
Cost of home closings	(2,412,606)	(2,039,191)	373,415	18%
Cost of land closings	(17,509)	(14,149)	3,360	24%
Total cost of closings	(2,430,115)	(2,053,340)	376,775	18%
Home closing gross profit	642,623	461,697	180,926	39%
Land closing gross loss	(555)	(1,402)	847	60%
Total closing gross profit	642,068	460,295	181,773	39%
Financial Services:
Revenue	13,329	11,705	1,624	14%
Expense	(5,519)	(4,949)	570	12%
Earnings from financial services unconsolidated entities and other, net	3,132	9,559	(6,427)	(67)%
Financial services profit	10,942	16,315	(5,373)	(33)%
Commissions and other sales costs	(204,863)	(176,130)	28,733	16%
General and administrative expenses	(111,083)	(105,536)	5,547	5%
Interest expense	(2,176)	(8,350)	(6,174)	(74)%
Other income, net	3,313	5,816	(2,503)	(43)%
Earnings before income taxes	338,201	192,410	145,791	76%
Provision for income taxes	(67,253)	(46,361)	20,892	45%
Net earnings	$270,948	$146,049	$124,899	86%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$7.17	$3.83	$3.34	87%
Weighted average shares outstanding	37,763	38,119	(356)	(1)%
Diluted
Earnings per common share	$7.04	$3.76	$3.28	87%
Weighted average shares outstanding	38,491	38,841	(350)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$609,979	$319,466
Other receivables	96,702	88,492
Real estate (1)	2,741,016	2,744,361
Deposits on real estate under option or contract	62,967	50,901
Investments in unconsolidated entities	3,819	4,443
Property and equipment, net	42,730	50,606
Deferred tax asset	28,425	25,917
Prepaids, other assets and goodwill	101,680	114,063
Total assets	$3,687,318	$3,398,249
Liabilities:
Accounts payable	$167,788	$155,024
Accrued liabilities	274,371	226,008
Home sale deposits	25,509	24,246
Loans payable and other borrowings	23,031	22,876
Senior notes, net	996,770	996,105
Total liabilities	1,487,469	1,424,259
Stockholders' Equity:
Preferred stock	—	—
Common stock	377	382
Additional paid-in capital	460,268	505,352
Retained earnings	1,739,204	1,468,256
Total stockholders’ equity	2,199,849	1,973,990
Total liabilities and stockholders’ equity	$3,687,318	$3,398,249
(1) Real estate – Allocated costs:
Homes under contract under construction	$967,222	$564,762
Unsold homes, completed and under construction	395,151	686,948
Model homes	86,933	121,340
Finished home sites and home sites under development	1,291,710	1,371,311
Total real estate	$2,741,016	$2,744,361

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Depreciation and amortization	$7,945	$7,172	$22,496	$19,553

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$72,882	$88,307	$82,014	$88,454
Interest incurred	16,103	21,319	50,188	64,227
Interest expensed	(55)	(1,068)	(2,176)	(8,350)
Interest amortized to cost of home and land closings	(21,380)	(20,363)	(62,476)	(56,136)
Capitalized interest, end of period	$67,550	$88,195	$67,550	$88,195

	September 30, 2020	December 31, 2019
Notes payable and other borrowings	$1,019,801	$1,018,981
Stockholders' equity	2,199,849	1,973,990
Total capital	$3,219,650	$2,992,971
Debt-to-capital	31.7%	34.0%

Notes payable and other borrowings	$1,019,801	$1,018,981
Less: cash and cash equivalents	(609,979)	(319,466)
Net debt	$409,822	$699,515
Stockholders’ equity	2,199,849	1,973,990
Total net capital	$2,609,671	$2,673,505
Net debt-to-capital	15.7%	26.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$270,948	$146,049
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,496	19,553
Stock-based compensation	15,724	15,719
Equity in earnings from unconsolidated entities	(2,821)	(8,934)
Distribution of earnings from unconsolidated entities	2,449	11,261
Other	1,881	3,902
Changes in assets and liabilities:
Decrease/(increase) in real estate	9,080	(110,295)
(Increase)/decrease in deposits on real estate under option or contract	(12,910)	5,773
Decrease/(increase) in other receivables, prepaids and other assets	4,933	(3,108)
Increase in accounts payable and accrued liabilities	60,039	84,632
Increase in home sale deposits	1,263	2,808
Net cash provided by operating activities	373,082	167,360
Cash flows from investing activities:
Investments in unconsolidated entities	(4)	(1,112)
Distributions of capital from unconsolidated entities	1,000	7,250
Purchases of property and equipment	(14,771)	(18,376)
Proceeds from sales of property and equipment	528	267
Maturities/sales of investments and securities	632	675
Payments to purchase investments and securities	(632)	(675)
Net cash used in investing activities	(13,247)	(11,971)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(8,509)	(3,086)
Repurchase of shares	(60,813)	(8,957)
Net cash used in financing activities	(69,322)	(12,043)
Net increase in cash and cash equivalents	290,513	143,346
Beginning cash and cash equivalents	319,466	311,466
Ending cash and cash equivalents	$609,979	$454,812

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2020		2019
	Homes	Value	Homes	Value
Homes Closed:
Arizona	429	$143,630	440	$144,920
California	332	202,460	200	135,555
Colorado	183	88,199	169	85,674
West Region	944	434,289	809	366,149
Texas	1,059	349,907	810	278,744
Central Region	1,059	349,907	810	278,744
Florida	339	124,836	302	118,804
Georgia	178	62,921	139	46,984
North Carolina	295	98,322	206	77,696
South Carolina	78	25,502	75	23,768
Tennessee	111	37,444	78	27,040
East Region	1,001	349,025	800	294,292
Total	3,004	$1,133,221	2,419	$939,185
Homes Ordered:
Arizona	709	$240,151	482	$159,778
California	510	319,680	198	124,201
Colorado	188	88,972	156	74,498
West Region	1,407	648,803	836	358,477
Texas	1,183	395,453	649	217,648
Central Region	1,183	395,453	649	217,648
Florida	491	179,607	293	111,471
Georgia	172	62,541	138	47,527
North Carolina	386	132,988	188	69,017
South Carolina	90	28,140	55	17,520
Tennessee	122	40,948	99	36,735
East Region	1,261	444,224	773	282,270
Total	3,851	$1,488,480	2,258	$858,395

	Nine Months Ended September 30,
	2020		2019
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,315	$437,233	1,126	$368,762
California	787	487,605	464	304,846
Colorado	553	268,970	507	264,479
West Region	2,655	1,193,808	2,097	938,087
Texas	2,747	901,791	2,176	760,189
Central Region	2,747	901,791	2,176	760,189
Florida	942	357,233	809	321,364
Georgia	459	163,617	380	132,440
North Carolina	805	276,477	558	204,866
South Carolina	229	73,113	202	66,513
Tennessee	253	89,190	215	77,429
East Region	2,688	959,630	2,164	802,612
Total	8,090	$3,055,229	6,437	$2,500,888

Homes Ordered:
Arizona	2,016	$654,579	1,521	$493,391
California	1,250	769,251	572	368,194
Colorado	540	258,268	580	290,060
West Region	3,806	1,682,098	2,673	1,151,645
Texas	3,457	1,130,943	2,346	799,293
Central Region	3,457	1,130,943	2,346	799,293
Florida	1,198	435,411	925	369,503
Georgia	518	182,958	431	149,731
North Carolina	999	340,626	658	241,573
South Carolina	272	85,316	205	65,540
Tennessee	300	101,518	285	102,084
East Region	3,287	1,145,829	2,504	928,431
Total	10,550	$3,958,870	7,523	$2,879,369

Order Backlog:
Arizona	1,212	$404,044	738	$258,341
California	608	373,949	199	129,880
Colorado	183	87,047	258	129,167
West Region	2,003	865,040	1,195	517,388
Texas	1,758	602,709	1,151	413,229
Central Region	1,758	602,709	1,151	413,229
Florida	627	242,419	488	213,427
Georgia	192	69,204	174	63,730
North Carolina	413	143,741	277	104,162
South Carolina	114	36,723	92	31,474
Tennessee	135	45,145	142	53,623
East Region	1,481	537,232	1,173	466,416
Total	5,242	$2,004,981	3,519	$1,397,033

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended September 30,
	2020		2019
	Ending	Average	Ending	Average
Active Communities:
Arizona	35	36.5	37	38.5
California	20	24.0	24	22.0
Colorado	11	12.0	20	20.5
West Region	66	72.5	81	81.0
Texas	58	63.0	74	73.5
Central Region	58	63.0	74	73.5
Florida	34	35.0	36	36.0
Georgia	11	14.0	18	19.5
North Carolina	20	20.5	22	22.5
South Carolina	6	5.5	10	9.5
Tennessee	9	10.0	9	10.0
East Region	80	85.0	95	97.5
Total	204	220.5	250	252.0

	Nine Months Ended September 30,
	2020		2019
	Ending	Average	Ending	Average
Active Communities:
Arizona	35	34.3	37	38.5
California	20	25.3	24	20.5
Colorado	11	13.8	20	20.0
West Region	66	73.4	81	79.0
Texas	58	70.3	74	84.5
Central Region	58	70.3	74	84.5
Florida	34	34.4	36	33.5
Georgia	11	15.3	18	20.0
North Carolina	20	21.6	22	23.5
South Carolina	6	6.8	10	11.0
Tennessee	9	10.3	9	9.5
East Region	80	88.4	95	97.5
Total	204	232.1	250	261.0

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 135,000 homes in its 35-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. Meritage is the industry leader in energy-efficient homebuilding and a seven-year recipient of the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.

For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding health of the housing market and the potential adverse impacts of the COVID-19 pandemic, and projected full year 2020 home closings, home closing revenue, gross margins and diluted earnings per share.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: disruptions to our business by COVID-19, fear of a similar event, and measures implemented by federal, state and local governments or health authorities to address it; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the ability of our potential buyers to sell their existing homes; changes in interest rates and the availability and pricing of residential mortgages; our exposure to information technology failures and security breaches; legislation related to tariffs; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; negative publicity that affects our reputation and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended June 30, 2020 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.